Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Mercury Systems, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Other	Deferred Compensation Obligations	Other	$10,000,000	100%	$10,000,000	0.00014760	$1,476.00
Total Offering Amounts					$10,000,000	0.00014760	$1,476.00
Total Fee Offsets							$0.00
Net Fee Due							$1,4760.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Mercury Systems, Inc. (the “Company”) to pay up to $10,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Mercury Systems, Inc. Deferred Compensation Matching Plan (the “DCMP”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the DCMP.